QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

News Release
380 Interlocken Crescent    •    Broomfield, CO 80021 303.460.9200    •    Fax: 720.566.3860     •    www.mcdata.com

FOR IMMEDIATE RELEASE:	February 3, 2003
Investors:		Media:
Linda Dellett/Kevin Mammel		Kathleen Sullivan
(720) 558-4474		(720) 558-4435
investor_relations@mcdata.com		kathleen.sullivan@mcdata.com

McDATA Announces Proposed Private Offering of
Convertible Subordinated Notes and Simultaneous
Share Option Transactions

        BROOMFIELD, Colo.—Feb. 3, 2003—McDATA® Corporation (Nasdaq: MCDTA/MCDT) today announced that it intends to sell approximately $150 million principal amount of Convertible Subordinated Notes due 2010 through a private offering pursuant to Rule 144A of the Securities Act of 1933. The sale is subject to market and other conditions.

        McDATA stated that it expects the terms of the offering to include an option for up to an additional $22.5 million principal amount of notes, depending on the ultimate size of the offering.

        The interest rate, conversion rate and offering price are to be determined by negotiations between McDATA and the initial purchasers of the Notes. The offering is expected to begin on February 3, 2003. Under the terms of the proposed offering, the Notes will be convertible into shares of McDATA's Class A common stock. The Notes will not be redeemable prior to maturity.

        McDATA intends to use the net proceeds from the sale of the Notes for general corporate purposes, including working capital, capital expenditures and potential acquisitions or investments in complementary businesses or technologies, although McDATA is not currently in discussions with any third parties regarding potential acquisitions.

        In addition, McDATA intends to use a portion of the net proceeds to enter into share option transactions with certain of the initial purchasers and/or certain of their affiliates to mitigate against potential dilution from conversion of the Notes. In connection with the share option transactions, such persons will take positions in McDATA's Class A and/or Class B common stock in secondary market transactions and/or enter into various derivative transactions both in anticipation of and after the pricing of the Notes.

        The securities to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

###

Forward-Looking Statements

McDATA's statements in this press release that are not historical facts and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include McDATA's intention to raise proceeds through the offering and sale of convertible subordinated notes, the intended use of proceeds, the anticipated terms of such notes, and the entry into share option transactions. There can be no assurance that McDATA will complete the offering on the anticipated terms, if at all. The share option transactions may increase or decrease the price of our Class A common stock. McDATA's ability to complete the offering will depend, among other things, on market conditions and certain conditions precedent to the purchase of the notes by the initial purchasers. Factors that could cause actual results to differ and vary materially from expectations, including the intended use of proceeds, include, but are not limited to, our ability to ramp SANavigator sales, our relationships with EMC Corporation and IBM and the level of their orders, the impact of the continued general economic slowdown on purchasing decisions by customers and capital spending, our ability to complete the successful implementation of an "outsourcing-focused" manufacturing model, our ability to expand sales into higher margin channels through system integrators and distributors, a loss of any of our key customers (or our OEMs' key customers), distributors, resellers or our contract manufacturers, our ability to expand our product offerings and any transition to new products (such as higher port count and multi-protocol products) and OEM qualification of such new products which may occur after the general availability dates, possible inventory charges that may occur with any transition to such new products, component quality and availability, the development of the storage area network and switch markets, competition in the storage area network and switch markets, aggressive pricing and product give-aways by competitors, one-time events and other important risk factors disclosed previously and from time to time in our filings at the U.S. Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

QuickLinks

  Exhibit 99.1